Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC’s 123 William Street named building of the year by BOMA New York

New York, October 6, 2021 – New York City REIT, Inc. (NYSE: NYC) is pleased to announce that its property at 123 William Street in New York, NY has been named Building of the Year in the Operating Office Building 500,000 – 1,000,000 square foot category by the Building Owners and Managers Association of New York (“BOMA New York”). 123 William Street is a 545,000 square-foot office building in downtown Manhattan. Major tenants include government, financial and not-for-profit organizations.

“We are honored to be recognized by our peers for the superior operation and management of 123 William Street and appreciate this meaningful recognition of our team’s efforts” said Michael Weil, NYC’s Chief Executive Officer “The extensive upgrades we have made to the building and its systems demonstrate the commitment we have to our tenants, neighbors and investors. This award is a testament to the strong focus of NYC’s asset management team, led by Chris Chao, and to the exceptional work of our CBRE building management team. Together, their dedication continues to deliver exceptional results.”

BOMA New York’s annual Pinnacle Awards are presented to New York’s premier buildings, people and charitable organizations. Winners are determined by a peer-judging review system. All local winners are automatically entered into the national TOBY (The Outstanding Building of the Year) awards competition – first at the Regional level and then at the North American level, including all of the US and Canada

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYC’s most recent Annual Report on Form 10-K and NYC’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

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